Exhibit 99.1

Arena Pharmaceuticals, Inc.

Robert E. Hoffman, Vice President, Finance and Chief Financial Officer

858.453.7200

Investor Contact: Russo Partners, LLC	Media Contact: Russo Partners, LLC
Cindy McGee, Vice President	David Schull, President
cindy.mcgee@russopartnersllc.com	david.schull@russopartnersllc.com
619.213.6995	858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Announces Fourth Quarter and Full Year 2011 Financial

Results and Reviews Recent Developments

SAN DIEGO, CA, March 14, 2012—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the fourth quarter and full year ended December 31, 2011, and reviewed recent developments.

“Lorcaserin has the potential to be an important option for physicians to address the medical management of obesity, helping patients lose weight and improve their overall cardiometabolic health,” said Jack Lief, Arena’s President and Chief Executive Officer. “We look forward to the upcoming lorcaserin advisory committee meeting in May, lorcaserin’s PDUFA date in June, and reporting on developments relating to lorcaserin’s European marketing authorization application throughout the year.”

Research and development expenses continued to decline to $13.1 million in the fourth quarter of 2011 from $16.5 million in the fourth quarter of 2010. Research and development expenses in the full year ended December 31, 2011, declined to $58.7 million from $75.5 million in the full year ended December 31, 2010. These decreases are primarily attributable to Arena’s first quarter 2011 workforce reduction and ongoing cost-containment efforts, as well as completion of the Phase 3 lorcaserin clinical trials. General and administrative expenses decreased to $5.3 million in the fourth quarter of 2011, compared to $7.3 million in the fourth quarter of 2010, and $24.2 million in the full year ended December 31, 2011, compared to $27.9 million in the full year ended December 31, 2010. These decreases are primarily attributable to lower legal fees, including litigation and patent fees, as well as the 2011 workforce reduction and lower marketing research expenses.

Total interest and other expense in the fourth quarter of 2011 decreased to $5.4 million, compared to $5.8 million in the fourth quarter of 2010. Total interest and other expense in the full year ended December 31, 2011, decreased to $26.4 million, compared to $28.2 million in full year ended December 31, 2010. These decreases are primarily attributable to reductions in interest expense resulting from Arena’s principal prepayments on its Deerfield loan of $20.0 million in January 2011 and $17.7 million in March 2011. Arena’s net loss allocable to common stockholders in the fourth quarter of 2011 was $23.7 million, or $0.16 per share, compared to $28.2 million, or $0.23 per share, in the fourth quarter of 2010. Including $10.5 million of non-cash debt extinguishment charges and $3.5 million of restructuring charges, Arena’s net loss allocable to common stockholders in the full year ended December 31, 2011, was $111.5 million, or $0.80 per share, compared to $124.5 million, or $1.14 per share, in the full year ended December 31, 2010, which included $12.4 million of non-cash debt extinguishment charges.

At December 31, 2011, cash and cash equivalents totaled $57.6 million and approximately 146.1 million shares of common stock were outstanding. In January 2012, Arena received net proceeds of approximately $27.9 million from its equity financing with certain Deerfield entities, after principal prepayment of $5.0 million on its Deerfield loan. In March 2012, Arena received net proceeds of approximately $24.7 million under an equity line of credit with Azimuth Opportunity, L.P. After such financings, on March 14, 2012, approximately 180.4 million shares of common stock were outstanding.

Recent Highlights

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Filed a marketing authorization application, or MAA, for lorcaserin through the centralized procedure with the European Medicines Agency, or EMA. Arena was previously assigned the UK’s Medicines and Healthcare products Regulatory Agency, or MHRA, as application Rapporteur, and Sweden’s Medical Products Agency, or MPA, as Co-rapporteur. Arena expects the EMA will accept the MAA later this month and confirm the filing is sufficient to permit a substantive review.

•

Resubmitted the lorcaserin New Drug Application, or NDA, with the US Food and Drug Administration, or FDA. The FDA has accepted the resubmission for filing and review, assigned a new Prescription Drug User Fee Act, or PDUFA, target date of June 27, 2012, and notified Arena that an Endocrinologic and Metabolic Drugs Advisory Committee meeting to discuss the resubmission is tentatively scheduled on May 10, 2012. The resubmission includes data and analyses that were not incorporated in the original NDA, including the results of the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) clinical trial, which evaluated lorcaserin for weight loss in patients with type 2 diabetes and was completed after Arena filed the original NDA. The new information also includes data and analyses from activities intended to address tumors observed in a two-year lorcaserin rat carcinogenicity study, as well as cell culture experiments intended to further refine serotonin subtype 2 receptor activity and rat studies designed to further assess abuse potential.

Scheduled Financial Results Call

Arena will host a conference call and webcast to discuss the fourth quarter and full year 2011 financial results and to provide a business and financial update today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Fourth Quarter and Full Year 2011 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Lorcaserin

Lorcaserin is a new chemical entity that is believed to act as a selective serotonin 2C receptor agonist. The serotonin 2C receptor is expressed in the brain, including the hypothalamus, an area believed to be involved in the control of appetite and metabolism. Arena has patents that cover lorcaserin in the United States, Europe and other jurisdictions that in most cases are capable of continuing into 2023 without taking into account any patent term extensions or other exclusivity Arena might obtain.

Arena resubmitted to the FDA the lorcaserin NDA in December 2011, and the agency has assigned a new PDUFA target date of June 27, 2012. Eisai Inc. has exclusive rights to market and distribute lorcaserin in the United States subject to FDA approval of the lorcaserin NDA. An MAA for lorcaserin was filed with the EMA in March 2012. Arena currently owns rights to lorcaserin outside of the United States.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action, and potential of lorcaserin; the regulatory review of the lorcaserin NDA resubmission and MAA, including the potential timing for the FDA to complete its review; the data, analyses and other information included in the NDA resubmission, including their significance and what they were intended to address, refine and assess; the FDA advisory committee meeting and the discussion on the NDA resubmission; the potential approval and commercialization of lorcaserin; the Eisai collaboration and potential activities thereunder; lorcaserin’s patent coverage; cost-containment efforts; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the timing of regulatory review is uncertain and Arena’s applications for regulatory approval of lorcaserin may not be reviewed when anticipated; the EU application is subject to acceptance and confirmation by the EU regulatory agency that it is sufficient to permit a substantive review; the FDA may not complete its review of the lorcaserin application by the PDUFA date; the occurrence, timing and results of FDA advisory committee meetings relating to lorcaserin and other drug candidates; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to lorcaserin and Arena’s other research and development programs may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for regulatory review or approval; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,

	2011	2010	2011	2010
	(unaudited)		(Note)
Revenues
Manufacturing services	$948	$1,799	$5,338	$7,057
Collaborative agreements	1,128	2,213	7,381	9,556

Total revenues	2,076	4,012	12,719	16,613
Operating Expenses
Cost of manufacturing services	1,885	2,105	8,100	7,414
Research and development	13,090	16,488	58,706	75,459
General and administrative	5,252	7,300	24,248	27,936
Restructuring charges	0	0	3,467	0
Amortization of acquired technology & other intangibles	178	550	997	2,159

Total operating expenses	20,405	26,443	95,518	112,968
Interest and Other Income (Expense)
Interest income	15	131	117	469
Interest expense	(3,222)	(5,483)	(14,309)	(21,681)
Gain (Loss) from valuation of derivative liabilities	(340)	(486)	47	4,371
Loss on extinguishment of debt	0	0	(10,514)	(12,354)
Other	(1,806)	28	(1,766)	1,016

Total interest and other expense, net	(5,353)	(5,810)	(26,425)	(28,179)

Net loss	(23,682)	(28,241)	(109,224)	(124,534)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,260)	0

Net loss allocable to common stockholders	$(23,682)	$(28,241)	$(111,484)	$(124,534)

Net loss per share allocable to common stockholders:
Basic	$(0.16)	$(0.23)	$(0.80)	$(1.14)

Diluted	$(0.16)	$(0.23)	$(0.80)	$(1.14)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	146,028	121,415	139,171	109,573

Diluted	146,028	121,415	139,171	109,573

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the year ended December 31, 2010 and from the unaudited financial statements for the year ended December 31, 2011.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2011	December 31, 2010
	*	*
Assets
Cash, cash equivalents & short-term investments	$57,632	$150,669
Accounts receivable	607	3,499
Other current assets	2,021	2,638
Land, property & equipment, net	82,066	91,533
Acquired technology & other non-current assets	14,803	18,023

Total assets	$157,129	$266,362

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,574	$10,680
Total deferred revenues	44,682	48,077
Total derivative liabilities	1,617	2,271
Total note payable to Siegfried	0	10,361
Total note payable to Deerfield **	14,698	37,777
Total lease financing obligations & other long-term liabilities	75,996	77,181
Total stockholders’ equity	10,562	80,015

Total liabilities & stockholders’ equity	$157,129	$266,362

*	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of December 31, 2010 and from the unaudited financial statements as of December 31, 2011.
**	The outstanding principal balance of the note payable to Deerfield was $22.3 million and $60.0 million at December 31, 2011 and December 31, 2010, respectively.

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